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                                                                     Exhibit 5.1


                           [Letterhead of N.B. Radin]



                                                               December 28, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



            Re: The Chase Manhattan Corporation (to be
                renamed J.P. Morgan Chase & Co.)
                J.P. Morgan Index Funding Company I
                Registration Statement on Form S-3



Dear Sir or Madame:


     I am a Senior Vice President and Associate General Counsel of The Chase Manhattan Bank and have acted as counsel to The Chase Manhattan Corporation, a Delaware corporation ("Chase"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Chase and J.P. Morgan Index Funding Company I (the "Trust") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to Commodity-Indexed Preferred Securities, previously registered by the Trust (the "Preferred Securities") and Guarantees (the "Guarantees"), previously registered by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Pursuant to the merger (the "Merger") of J.P. Morgan with and into Chase, which is currently anticipated to occur on December 31, 2000, the obligations of J.P. Morgan with regard to the Guarantees will be assumed by and become obligations of Chase. Capitalized terms not defined herein have the meaning given to them in the Registration Statement.

     I have examined such documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

     1. Chase is a corporation duly organized and validly existing under the laws of the State of Delaware.



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     2.  The Guarantees of the Preferred Securities, when such Preferred
Securities have been duly authorized, executed, authenticated and delivered against payment therefor, and upon consummation of the Merger, will constitute binding obligations of Chase in accordance with their terms.

     My opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

                                        Very truly yours,

                                        /s/ Neila B. Radin
                                        ----------------------------
                                        Name:   Neila B. Radin
                                        Title:  Senior Vice President
                                                and Associate General
                                                Counsel